UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DARDEN RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Darden Restaurants, Inc.

SUPPLEMENT

TO PROXY STATEMENT FOR THE

2024 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 18, 2024

August 29, 2024

On August 5, 2024, Darden Restaurants, Inc. filed and commenced distribution of the Notice of Annual Meeting and Proxy Statement, dated August 5, 2024 (the Proxy Statement), with respect to the 2024 Annual Meeting of Shareholders (the Annual Meeting) to be held on September 18, 2024 at 10:00 a.m. Eastern Time online via the internet at www.virtualshareholdermeeting.com/DRI2024. References to “Darden,” “the Company,” “we,” and “our” refer to Darden Restaurants, Inc. This proxy statement supplement (the Supplement) provides updated information with respect to Proposal 5 included in the Proxy Statement.

The Company has continued to engage with the proponent of Proposal 5, The Humane Society of the United States (the HSUS), regarding its shareholder proposal relating to disclosure of the Key Welfare Indicators that the Company intends to track and measure relating to broiler chicken welfare in the Company's supply chain. As a result of this engagement, effective August 19, 2024, the HSUS has agreed to withdraw Proposal 5.

Accordingly, Proposal 5 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 5 be tabulated or reported.

Effect on Voting

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement, except as specifically supplemented by the information contained in this Supplement regarding the withdrawal of Proposal 5. Notwithstanding the withdrawal of Proposal 5, the proxy cards and voting instruction cards distributed with the Proxy Statement remain valid, and the Company will not distribute new proxy cards or voting instruction cards.

Proxy cards, voting instruction cards or Internet or telephone votes submitted before the Annual Meeting will be voted with respect to all matters properly brought before the Annual Meeting as instructed on the proxy card, voting instruction card or by the Internet or telephone vote submission.

If you have already submitted your proxy card or voting instruction card or otherwise voted your shares, you do not need to take any action unless you wish to change or revoke your vote.

If you have not yet voted your shares, we encourage you to vote your shares as soon as possible, disregarding Proposal 5. Information about how to vote your shares, or change or revoke your prior vote, is available in the Proxy Statement. The proxy holders identified on the proxy card will vote your shares as indicated on the proxy card or in accordance with the Internet or telephone votes, except that votes will not be cast regarding Proposal 5.